Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS THIRD QUARTER OPERATING RESULTS

Sales Increase 12.2 Percent, Earnings Per Share from Continuing Operations of $0.24
Compared to $0.16 for Third Quarter 2002

(Newport Beach, California, October 16, 2003) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for third quarter 2003 of $76.1 million, an increase of 12.2 percent compared to sales of $67.8 million for the same period of 2002.  Income from continuing operations was $3.0 million or $0.24 per diluted share for third quarter 2003 as compared to income of $2.0 million or $0.16 per diluted share for third quarter 2002.  Net income was $3.0 million or $0.24 per diluted share for third quarter 2003 as compared to net income of $1.7 million or $0.13 per diluted share for the same period of 2002.

Sales for the first nine months of 2003 were $208.0 million, an increase of 5.5 percent as compared to sales of $197.2 million for the same period in 2002.  Income from continuing operations was $5.1 million or $0.41 per diluted share for the first nine months of 2003 as compared to $6.5 million or $0.52 per diluted share for the same period of 2002.  Net income was $5.0 million or $0.41 per diluted share for the first nine months of 2003 as compared to net income of $5.3 million or $0.42 per diluted share for the same period in 2002.

“The acceptance of our new products, coupled with the acquisition of Air Energy, contributed to strong third quarter sales and operating income for the Pool Products and Heating Systems segment,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “I am pleased that our strategy to offer a more complete product offering to our customers is beginning to show positive results.”

“For the Personal Health Care segment we have delivered earnings ahead of our expectations so far this year,” continued Hoopis.  “Our third quarter results were affected somewhat by the timing of orders from key accounts.  Based on the backlog we carried into the fourth quarter, retail distribution gains and an improving retail environment, we anticipate a strong fourth quarter.”

Business Segment Performance

Personal Health Care

Sales for the Personal Health Care segment were $30.8 million for third quarter 2003, a decrease of 7.5 percent compared to sales of $33.3 million for the same period in 2002.  Sales for the Oral Health products category were $13.1 million, a decrease of $0.4 million compared to the same period last year.  Sales for the Shower products category were $15.6 million, an increase of 8.3 percent compared to $14.4 million for the same period in 2002, due primarily to increased sales of AquaFall® and New Visions® showerheads.  Sales for the Other products category were $2.1 million, a decrease of $3.3 million, due primarily to decreased sales of personal stress relief products which were higher in 2002 due to new product introductions and earlier timing of seasonal orders.

The gross profit from continuing operations for the segment was $10.9 million or 35.4 percent of sales for third quarter 2003 compared to $13.8 million or 41.4 percent of sales for the same period last year.  The decrease in gross profit as a percent of sales was due primarily to increased sales allowances, discounted sales of slow-moving products, product mix, higher freight costs and lower sales.  Operating income for the segment decreased to $1.5 million for the third quarter 2003 from operating income of $2.5 million for third quarter 2002.  The decrease in operating income was due primarily to the lower gross profit partially offset by decreased selling and research and development expenses.

Personal Health Care sales for the first nine months of 2003 were $88.4 million, a decrease of $1.8 million compared to sales of $90.2 million for the same period in 2002.  Sales for the Oral Health products category were $36.7 million compared to $37.2 million for the same period last year.  Sales for the Shower products category were $45.3 million, an increase of 5.8 percent compared to $42.8 million for the same period in 2002, due primarily to increased sales of New Visions® and AquaFall® showerheads.  Sales for the Other products category were $6.5 million compared to $10.3 million for the same period in 2002, due to decreased sales of personal stress relief products and water treatment products.

The gross profit from continuing operations for the segment was $34.3 million or 38.9 percent of sales for the first nine months of 2003 compared to $36.4 million or 40.4 percent of sales for the same period last year.  The decrease in gross profit as a percent of sales was due primarily to increased sales allowances, higher freight costs and product mix partially offset by lower warranty costs.  Operating income for the segment decreased $1.7 million to $5.1 million for the first nine months of 2003 from $6.8 million for the same period of 2002, due primarily to the lower gross profit partially offset by decreased research and development expenses.

Pool Products and Heating Systems

Sales for the Pool Products and Heating Systems segment were $45.3 million for third quarter 2003, an increase of $10.8 million or 31.3 percent compared to sales of $34.5 million for third quarter 2002.  Sales for Pool products were $34.9 million, an increase of 35.3 percent compared to $25.8 million for the same period last year, due primarily to new pumps and filters, general increases across most product lines driven by our pool builder conversion program and $2.2 million in heat pump sales from the June 2003 acquisition of Air Energy.  Water-heating system sales were $10.3 million, an increase of 18.4 percent due to increases in sales of both commercial and residential systems.  The increase in commercial sales was driven by the new Laars® Rheos™ and the Laars® Pennant™ boilers.

The gross profit for the segment was $11.3 million or 24.9 percent of sales for third quarter 2003 compared to $8.7 million or 25.2 percent of sales for the same period last year.  The decrease in gross profit as a percent of sales was due primarily to product mix.  Operating income for the segment was $3.5 million for third quarter 2003 compared to operating income of $1.1 million for the same period last year.  The increase in operating income was due primarily to the increase in sales volume.

Pool Products and Heating Systems sales for the first nine months of 2003 were $119.6 million, an increase of 11.8 percent compared to $107.0 million for the same period last year.  Sales for Pool products for the first nine months of 2003 were $93.9 million, an increase of 13.8 percent compared to the same period last year, due primarily to increased sales of new pumps and filters, general increases across most product lines driven by our pool builder conversion program and $2.7 million in heat pump sales.  Water-heating system sales for the first nine months of 2003 were $25.7 million compared to $24.5 million for the same period last year, an increase of 4.9 percent due primarily to increased sales of new commercial boilers.

The gross profit for the segment was $27.3 million or 22.8 percent of sales for the first nine months of 2003 compared to $27.6 million or 25.8 percent of sales for the same period last year.  The decrease in gross profit as a percent of sales was due primarily to product mix and increased warranty costs.  Operating income for the segment was $4.0 million for the first nine months of 2003 compared to operating income of $5.1 million for the same period last year.  The decrease in operating income was due primarily to increased operating expenses including increased selling and research and development expenses related to new product development activities.

Additional Financial Highlights

Capital expenditures from continuing operations for third quarter and the first nine months of 2003 were $1.4 million and $4.0 million, respectively, compared to $1.6 million and $5.1 million, respectively, for the same periods last year.  Depreciation and amortization from continuing operations for third quarter and the first nine months of 2003 were $2.6 million and $7.4 million, respectively, compared to $2.7 million and $7.3 million, respectively, for the same periods of 2002.

The income tax provision as a percentage of income from continuing operations before taxes for third quarter and the first nine months of 2003 were 34.6 percent and 35.3 percent, respectively, compared to 31.8 percent and 35.9 percent, respectively, for the same period of 2002.  The 2003 estimated effective income tax rate of 35.3 percent reflects adjustments to current year estimates based on completion of prior year tax returns.

Cash provided by operating activities for the first nine months of 2003 of $29.9 million, compared to $19.5 million for the same period of 2002, was used to fund acquisitions and capital expenditures totaling $11.7 million and to repay borrowings under revolving credit facilities and promissory notes.

Outlook

The Company maintains its previously announced outlook for sales growth in the mid-to-high single-digit range and earnings per share growth in the mid single-digit range for the full year 2003.  The Company now anticipates sales growth for the Personal Health Care segment in the low single-digit range and sales growth for the Pool Products and Heating System segment including the acquisition of Air Energy Heat Pumps, Inc. is targeted in the low double-digit range.

Investor Conference Call and Web Cast

A conference call to discuss the third quarter and the first nine months of 2003 operating results will be held with Mike Hoopis, Water Pik Technologies’ President and CEO and Vic Streufert, the Company’s Vice President, Finance and CFO at 10:00 am Pacific Daylight Time (1:00 pm EDT), Friday, October 17, 2003.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.ccbn.com.

If you are interested in listening to the conference call, please dial 888-820-8952 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 888-566-0401.  The replay will be available through 5:00 pm Pacific Daylight Time on October 21st.

Forward-looking Statements

In the press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending as a result of acts of terrorism and war, the impact of a slowing consumer economy, the effect of product liability claims, risks associated with using foreign suppliers including increased transportation costs and failure to protect its intellectual properties.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

The following tables represent consolidated statements of operations, segment operating results, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Sales	$76,129	$67,804	$208,014	$197,198
Gross profit	22,210	22,481	61,655	64,036
Selling expenses	10,830	11,699	32,754	32,270
General and administrative expenses	4,956	4,719	14,474	13,783
Research and development expenses	1,431	2,452	5,307	6,083
Operating income	4,993	3,611	9,120	11,900
Interest expense	496	531	1,595	1,826
Other expense (income)	(118)	201	(326)	(82)
Income from continuing operations before income taxes	4,615	2,879	7,851	10,156
Income tax provision	1,596	915	2,775	3,642
Income from continuing operations	3,019	1,964	5,076	6,514

Discontinued operations:
Loss from operations of discontinued product line	(6)	(446)	(78)	(1,984)
Income tax benefit	(3)	(165)	(28)	(734)
Loss on discontinued operations	(3)	(281)	(50)	(1,250)

Net income	$3,016	$1,683	$5,026	$5,264

Diluted net income (loss) per common share
Continuing operations	$0.24	$0.16	$0.41	$0.52
Discontinued operations	—	(0.03)	—	(0.10)
Net income	$0.24	$0.13	$0.41	$0.42

Weighted average common shares outstanding – diluted	12,455	12,558	12,335	12,434

WATER PIK TECHNOLOGIES, INC.

SEGMENT OPERATING RESULTS

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

PERSONAL HEALTH CARE:
Oral health products	$13,129	$13,482	$36,655	$37,184
Shower products	15,564	14,388	45,287	42,779
Other products	2,139	5,411	6,461	10,255
Total sales	$30,832	$33,281	$88,403	$90,218

Gross profit	$10,918	$13,773	$34,347	$36,450

Operating income	$1,459	$2,520	$5,130	$6,772

Gross profit as a percent of sales	35.4%	41.4%	38.9%	40.4%

Operating income as a percent of sales	4.7%	7.6%	5.8%	7.5%

POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$34,949	$25,836	$93,941	$82,457
Water-heating systems	10,348	8,687	25,670	24,523
Total sales	$45,297	$34,523	$119,611	$106,980

Gross profit	$11,292	$8,708	$27,308	$27,586

Operating income	$3,534	$1,091	$3,990	$5,128

Gross profit as a percent of sales	24.9%	25.2%	22.8%	25.8%

Operating income as a percent of sales	7.8%	3.2%	3.3%	4.8%

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash	$3,888	$1,038
Accounts receivable, net	47,424	78,966
Inventories	45,759	35,840
Deferred income taxes	7,219	6,685
Prepaid expenses and other current assets	2,580	3,457
Total current assets	106,870	125,986
Property, plant and equipment, net	48,696	50,774
Goodwill, net	25,862	18,330
Deferred income taxes	1,070	1,509
Other assets	3,109	2,486
TOTAL ASSETS	$185,607	$199,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$22,046	$22,209
Accrued income taxes	1,383	139
Accrued liabilities	22,350	28,421
Current portion of long-term debt	3,797	4,858
Total current liabilities	49,576	55,627
Long-term debt, less current portion	26,493	40,876
Other accrued liabilities	6,056	6,978
TOTAL LIABILITIES	82,125	103,481
TOTAL STOCKHOLDERS’ EQUITY	103,482	95,604
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$185,607	$199,085

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002

Operating activities:
Net income	$5,026	$5,264
Loss from discontinued product line	50	1,250
Income from continuing operations	5,076	6,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,434	7,334
Deferred income taxes	(129)	256
Compensation expense arising from stock awards	222	266
Loss on sale of property, plant and equipment	—	468
Change in operating assets and liabilities:
Accounts receivable	33,545	28,444
Inventories	(7,410)	(10,442)
Accounts payable	(2,333)	(3,977)
Accrued liabilities	(7,418)	(4,716)
Accrued income taxes	1,607	(2,369)
Other assets and liabilities	(708)	(2,315)
Cash provided by operating activities	29,886	19,463

Investing activities:
Purchase of business	(7,703)	—
Purchase of property, plant and equipment	(3,987)	(5,107)
Disposal of property, plant and equipment	47	184
Cash used in investing activities	(11,643)	(4,923)

Financing activities:
Net borrowings under revolving credit facilities	(12,756)	(8,567)
Payments on promissory notes	(2,907)	(1,647)
Proceeds from exercise of options	284	78
Principal payments on capital leases	60	(99)
Cash used in financing activities	(15,319)	(10,235)
Effect of exchange rate changes on cash	(24)	45
Cash used in discontinued operations	(50)	(1,185)
Increase in cash	2,850	3,165
Cash at beginning of period	1,038	997

Cash at end of period	$3,888	$4,162

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